                                                                       EXHIBIT 2

================================================================================


                            STOCK PURCHASE AGREEMENT


                          dated as of February 3, 1997


                                     among


                        Physician Support Systems, Inc.,


                             PSI Acquisition Corp.,


                                Hamid Mirafzali,


                               Shadan Mirafzali,


                     Nader J. Samii, as Independent Trustee
           of the Neda Mirafzali Family Trust Dated November 4, 1996


                                      and


                     Nader J. Samii, as Independent Trustee
           of the Leela Mirafzali Family Trust Dated November 4, 1996


================================================================================

                               TABLE OF CONTENTS


Introduction...............................................................  1

                                   ARTICLE I

Purchase and Sale of The Shares............................................  1

SECTION 1.1 The Shares.....................................................  1
SECTION 1.2 Purchase Price.................................................  2
SECTION 1.3 Closing........................................................  2


                                   ARTICLE II

Representations and Warranties.............................................  3

SECTION 2.1 Representations and Warranties of the Company..................  3

     (a) Organization, Standing and Power..................................  3
     (b) Authority; Binding Agreements.....................................  3
     (c) Capitalization; Equity Interests..................................  3
     (d) Conflicts; Consents...............................................  4
     (e) Financial Information.............................................  5
     (f) Absence of Changes................................................  6
     (g) Assets, Property and Related Matters; Real Property...............  7
     (h) Patents, Trademarks and Similar Rights............................  8
     (i) Insurance.........................................................  9
     (j) Agreements, Etc...................................................  9
     (k) Litigation, Etc...................................................  9
     (l) Compliance, Governmental Authorizations...........................  9
     (m) Labor Relations; Employees........................................ 10
     (n) Accounts Receivable............................................... 12
     (o) Customers......................................................... 12
     (p) Accounts Payable.................................................. 12
     (q) Related Party Transactions........................................ 12
     (r) Billing and Collection Practices.................................. 13
     (s) Tax Matters....................................................... 13
     (t) Disclosure........................................................ 14
     (u) Bank Accounts; Powers of Attorney................................. 15
     (v) Brokers........................................................... 15

SECTION 2.2 Representations and Warranties of Subsidiary and Parent........ 15

     (a) Organization, Standing and Power.................................. 15
     (b) Authority; Binding Agreements..................................... 15
     (c) Conflicts; Consents............................................... 15
     (d) Capitalization.................................................... 16
     (e) SEC Documents; Financial Statements; No Undisclosed Liabilities... 17

     (f) Absence of Certain Changes or Events.............................. 17
     (g) Litigation, Etc................................................... 17
     (h) Compliance; Governmental Authoriziations.......................... 17
     (i) Brokers........................................................... 18
     (j) Billing and Collection Practices.................................. 18


                                  ARTICLE III

Additional Agreements...................................................... 19

SECTION 3.1 Expenses....................................................... 19
SECTION 3.2 Conduct of Business............................................ 19
SECTION 3.3 Further Assurances............................................. 19
SECTION 3.4 No Shopping.................................................... 19
SECTION 3.5 Access and Information......................................... 20
SECTION 3.6 Confidentiality; Non-Competition............................... 20
SECTION 3.7 Releases; Prior Compensation................................... 21
SECTION 3.8 Nasdaq......................................................... 21
SECTION 3.9 Public Announcements........................................... 21
SECTION 3.10 Tax Matters................................................... 22
SECTION 3.11 Obligations of Subsidiary..................................... 24
SECTION 3.12 Transition Services........................................... 24

                                   ARTICLE IV

Conditions Precedent....................................................... 24

SECTION 4.1 Conditions to Obligations of Parent and Subsidiary............. 24

     (a) Authorization..................................................... 24
     (b) Representations and Warranties.................................... 24
     (c) Consents, Amendments and Terminations............................. 25
     (d) Customers; Customer Contracts..................................... 25
     (e) Certificates...................................................... 25
     (f) Employment Agreement.............................................. 25
     (g) Consulting Agreement.............................................. 25
     (h) Investment Letter................................................. 25
     (i) Corporate Directors and Officers.................................. 25
     (j) Share Certificates and Corporation Records........................ 25
     (k) Other Documents................................................... 25

SECTION 4.2 Conditions of Obligations of Sellers........................... 25

     (a) Authorization..................................................... 25
     (b) Representations and Warranties.................................... 26
     (c) Registration Rights Agreement..................................... 26
     (d) Employment Agreement.............................................. 26
     (e) Consulting Agreement.............................................. 26
     (f) Certificate....................................................... 26

     (g) Opinion of Counsel................................................ 26
     (h) Purchase Price.................................................... 26
     (i) Other Documents................................................... 26

                                   ARTICLE V

Indemnity.................................................................. 26

SECTION 5.1 Indemnification................................................ 26
SECTION 5.2 Limitations.................................................... 28
SECTION 5.3 Exclusive Remedies............................................. 29

                                   ARTICLE VI

Miscellaneous.............................................................. 30

SECTION 6.1 Entire Agreement............................................... 30
SECTION 6.2 Termination.................................................... 30
SECTION 6.3 Descriptive Headings; Certain Interpretations.................. 30
SECTION 6.4 Notices........................................................ 31
SECTION 6.5 Counterparts................................................... 32
SECTION 6.6 Survival....................................................... 32
SECTION 6.7 Benefits of Agreement.......................................... 32
SECTION 6.8 Amendments and Waivers......................................... 32
SECTION 6.9 Assignment..................................................... 32
SECTION 6.10 Enforceability................................................ 32
SECTION 6.11 GOVERNING LAW................................................. 33

                                    EXHIBITS

A    Form of Closing Certificates
B    Form of Opinion of Counsel of Sellers
C    Form of H. Mirafzali Employment Agreement
D    Form of S. Mirafzali Consulting Agreement
E    Form of Investment Letter
F    Form of Registration Rights Agreement
G    Form of Opinion of Counsel of Parent

        Stock Purchase Agreement, dated as of February 3, 1997 (the "Agreement"), among Physician Support Systems, Inc., a Delaware corporation ("Parent"), PSI Acquisition Corp., a Michigan corporation and a wholly owned subsidiary of Parent ("Subsidiary"), Hamid Mirafzali, Shadan Mirafzali, Nader J. Samii, as Independent Trustee of the Neda Mirafzali Family Trust Dated November 4, 1996 and Nader J. Samii, as Independent Trustee of the Leela Mirafzali Family Trust Dated November 4, 1996 (each, a "Seller" and, collectively, "Sellers").

                                 Introduction
                                 ------------

        Immediately prior to the date of this Agreement, there were outstanding 1,000 shares (the "Shares") of common stock ("Company Common Stock") of Physerv Solutions, Inc., a Michigan corporation (the "Company"), all of which shares are owned beneficially and of record by Sellers, representing all of the issued and outstanding capital stock of the Company.

        Upon the terms and subject to the conditions set forth in this Agreement, Subsidiary has agreed to acquire from Sellers, and Sellers have agreed to sell to Subsidiary, all of the Shares.

        As conditions to Subsidiary's acquisition of the Shares, Hamid Mirafzali will enter into an employment agreement with the Company and Shadan Mirafzali will enter into a consulting agreement with the Company.

        The parties agree as follows:

                                   ARTICLE I

                        Purchase and Sale of the Shares
                        -------------------------------

        SECTION 1.1. The Shares. Upon the terms and subject to the conditions
                     ----------
set forth in this Agreement, at the Closing (defined in Section 1.3), each Seller shall sell, convey, assign, transfer and deliver to Subsidiary, and Subsidiary shall purchase, acquire and accept from each Seller, all of the Shares owned by such Seller (which Shares are listed in Section 2.1(c) of the disclosure schedule delivered by Sellers to Subsidiary and Parent simultaneously with the execution of this Agreement (the "Disclosure Schedule"), free and clear of all security interests, liens, pledges, charges, escrows, options, rights of first refusal, mortgages, indentures, security agreements or other claims, encumbrances, agreements, arrangements or commitments of any kind or character, whether written or oral and whether or not relating in any way to credit or the borrowing of money (collectively, the "Claims").

        SECTION 1.2. Purchase Price. (a) The purchase price (the "Purchase
                     --------------
Price") for the Shares and the non-compete agreement set forth in Section 3.6 of this Agreement shall be (i) cash in the amount of $10,209,181.00 of which $10,109,181.00 is payable as consideration for the Shares and $100,000 is payable as consideration for such non-compete agreement and (ii) 342,270 shares of common stock, par value $.001 per share ("PSS Common Stock"), of Parent. Notwithstanding the foregoing, (x) the Purchase Price shall be increased by that number of shares of PSS Common Stock equal to the difference (if any) between
(I) the quotient obtained by dividing $3,000,000 by the average of the last sale price per share of PSS Common Stock as reported on the Nasdaq National Market for the last ten trading days of February 1997 and (II) 171,135 and (y) the Purchase Price shall be decreased by that number of shares of PSS Common Stock equal to the difference (if any) between (I) 171,135 and (II) the quotient obtained by dividing $3,000,000 by the average of the last sale price per share of PSS Common Stock as reported on the Nasdaq National Market for the last ten trading days of February 1997; provided, that if the calculation in clause (x)
                               --------
shall yield a number of shares of PSS Common Stock greater than 1,628,865, Subsidiary shall have the option to pay to the Sellers 171,135 shares of PSS Common Stock and cash in the amount of $3,000,000 in lieu of the number of shares specified in clause (ii) above as adjusted by clause (x).

        (b) Subsidiary shall pay at Closing $10,014,181.00 of the cash portion of the Purchase Price and shall pay the remaining $195,000 of the cash portion of the Purchase Price in 12 equal monthly installments on the last business day of each month commencing February 28, 1997. On or before March 15, 1997, Subsidiary shall deliver to the Sellers share certificates issued by Parent representing the shares of PSS Common Stock payable hereunder. All payments and transfers in respect of the Purchase Price shall be made to the Sellers in proportion to their ownership of the Shares as set forth in Section 2.1(c) of the Disclosure Schedule and, in the case of the cash portion of the payments, shall be made by certified or bank check or checks, or, at the option of Sellers, by wire transfer to an account or accounts of Sellers designated to Subsidiary. Sellers shall provide Subsidiary with notice of the exercise of such option and the designation of such account, such notice to be delivered prior to the Closing.

        SECTION 1.3. Closing. The closing (the "Closing") for the consummation
                     -------
of the transactions contemplated by this Agreement shall take place at the offices of Howard, Darby & Levin, 1330 Avenue of the Americas, New York, New York 10019, or such other place or places as Sellers and Parent shall agree, at 10:00 a.m., Eastern time, on February 3, 1997; provided, that on such date, all
                                               --------
conditions set forth in Article IV shall have been satisfied or waived, or such other date and time agreed to by Sellers and Parent (such date of the Closing being hereinafter called the "Closing Date").

                                  ARTICLE II

                        Representations and Warranties
                        ------------------------------

        SECTION 2.1. Representations and Warranties of the Sellers Sellers
                     ---------------------------------------------
jointly and severally represent and warrant to Parent and Subsidiary as follows:

        (a) Organization, Standing and Power. The Company (i) is a
            --------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary because of the property owned, leased or operated by it or because of the nature of its business as now being conducted. The Company has delivered to Parent complete and correct copies of its Articles of Incorporation and By-Laws and all amendments thereto to the date hereof and has made available to Parent true and complete copies of its minute books and stock records. Section 2.1(a) of the disclosure schedule delivered by the Company to Parent and Subsidiary prior to the execution of this Agreement (the "Disclosure Schedule") contains (i) a true and correct list of the jurisdictions in which the Company is qualified to do business as a foreign corporation and (ii) a true and correct list of the directors and officers of the Company as of the date of this Agreement and at all times since the last annual meeting of the board of directors and the shareholders of the Company.

        (b) Authority; Binding Agreements. Each Seller has the legal power and
            -----------------------------
capacity to enter into this Agreement, and all other agreements and documents to which such Seller is a party, as contemplated by this Agreement. This Agreement and such other agreements and documents are, or upon execution and delivery thereof by all parties hereto or thereto will be, the valid and binding obligation of each Seller enforceable against such Seller in accordance with its terms, except insofar as the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, receivership, moratorium, and other similar laws affecting the rights of creditors generally, or (ii) general principles of equity regardless of whether asserted in a proceeding in equity or at law.

        (c) Capitalization; Equity Interests. The authorized capital stock of
            --------------------------------
the Company consists of 18,000,000 shares of Company Common Stock, of which 1,000 shares are issued and outstanding on the date of this Agreement, and 2,000,000 shares of Preferred Stock, none of which are issued or outstanding on the date of this Agreement. Section 2.1(c) of the Disclosure Schedule contains a true and correct list of all of the owners (of record and beneficially) of the issued and outstanding shares of Company Common Stock specifying the number of such shares owned by, and the address of, each such person. Except as set forth above, at the time of execution of this Agreement, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights and are owned by the Sellers free and clear of all Claims. There are not any bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or convertible into, or exchangeable for, directly or indirectly, securities having the right to vote) on any matters on which shareholders of the Company may vote. There are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating the Company to repurchase, redeem or otherwise acquire any shares of capital stock or other voting securities of the Company or any securities of the type described in the two immediately preceding sentences. The Company does not have any subsidiaries and does not own or hold any equity or other security interests in any other entity. For purposes of this Agreement, a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body which (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person; and a "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity (governmental or otherwise).

        (d) Conflicts; Consents. The execution and delivery of this Agreement
            -------------------
and each other agreement or document contemplated by this Agreement, the consummation of the transactions contemplated hereby and thereby and the compliance by the Sellers with the provisions hereof and thereof do not and will not (i) conflict with or result in a breach of the charter, by-laws or other constitutive documents of the Company, (ii) conflict with or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the provisions of any note, bond, lease, mortgage, indenture, or any material license, franchise, permit, agreement or other instrument or obligation to which the Company or any Seller is a party, or by which the Company or any Seller or any of the Company's or any Seller's properties or assets, may be bound or affected, except for such conflict, breach or default as to which requisite waivers or consents shall be obtained before the Closing (which waivers or consents are set forth in Section 2.1(d) of the Disclosure Schedule),
(iii) violate any law, statute, rule or regulation or order, writ, injunction or decree applicable to the Company or any Seller or any of the Company's or any Seller's properties or assets, except for any such violations that are immaterial to the Company and the Company's properties and assets or (iv) result in the creation or imposition of any security interest, lien or other encumbrance upon the Shares or any property or assets used or held by the Company. No consent or approval by, or any notification of or filing with, any person is required in connection with the execution, delivery and performance by the Sellers of this Agreement or any other agreement or document to which a Seller is party as contemplated by this Agreement or the consummation by the Sellers of the transactions contemplated hereby or thereby except for such consents, approvals, orders, authorizations, registrations, declarations and filings as are set forth in Section 2.1(d) of the Disclosure Schedule.

        (e) Financial Information.  (i) The following financial statements are
            ---------------------
contained in Section 2.1(e) of the Disclosure Schedule:

        (a) the unaudited balance sheet of the Company at December 31, 1996 and the related unaudited statement of operations for the year then ended, certified by the chief executive officer of the Company;

        (b) the unaudited balance sheets of the Company at December 31, 1994 and 1995 and the related unaudited statements of operations for each of the years then ended, prepared by Willis & Willis, P.C., the Company's independent accountants;

        (c) the unaudited monthly balance sheets of the Company as of the end of each month commencing January 1, 1996 through the month end prior to the date of this Agreement and the related statement of operations for each such month, certified by the chief executive officer of the Company,

        (d) an unaudited schedule of expenses by category of non-continuing extraordinary expenses commencing January 1, 1996 through the month end prior to the date of this Agreement, and

        (e) an unaudited Estimated Closing Date Balance Sheet of the Company as of January 31, 1997, setting forth the Company's best estimate of the Company's balance sheet as of such date, certified by the chief executive officer of the Company.

Except as indicated in Section 2.1(e) of the Disclosure Schedule, all such financial statements have been prepared on a cash/income tax basis consistent with prior periods. The balance sheets of the Company as at the dates set forth present fairly the financial position of the Company as at the dates thereof, and the related statements of operations of the Company for each of the respective specified periods then ended present fairly the results of operations of the Company for each of the respective periods then ended. For the purposes of this Agreement, all financial statements referred to in this paragraph shall include any notes and schedules to such financial statements.

        (ii) There were no liabilities or obligations (whether absolute, accrued, contingent or otherwise, and whether due or to become due) in respect of the Company which would be required to be, in accordance with United States generally accepted accounting principles ("GAAP"), shown or provided for on the balance sheets of the Company to which such liabilities or obligations related, and are not disclosed in Section 2.1(e) of the Disclosure Schedule. There are no loss contingencies that are required to be accrued by Statement of Financial Accounting Standard No. 5 of the Financial Accounting Standards Board which are not provided for on such balance sheet. The Estimated Closing Date Balance Sheet sets forth the Company's reasonable best estimate of the Company's cash/income tax basis balance sheet as of January 31, 1997 and sets forth any liability or obligation (whether absolute, accrued, contingent or otherwise, and whether due or to become due) in respect of the Company which would be required to be, under GAAP, included on a balance sheet as of such date, except as set forth in Section 2.1(e) of the Disclosure Schedule. The assumptions used in preparing the Estimated Closing Date Balance Sheet are reasonable and consistent with the Company's past practice.

        (f) Absence of Changes. Except as set forth in Section 2.1(f) of the
            ------------------
Disclosure Schedule, since December 31, 1995, the Company has been operated in the ordinary course consistent with past practice and there has not been:

            (i) any material adverse change in its condition (financial or otherwise), assets, liabilities, operations, customer contracts or other customer arrangements, management personnel, billings, revenues, earnings or business;

            (ii) any obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by the Company, other than liabilities incurred in the ordinary course of business and consistent with past practice (including obligations under customer contracts and current obligations);

            (iii) any payment, discharge or satisfaction of any claim or obligation of the Company, except in the ordinary course of business and consistent with past practice;

            (iv) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any direct or indirect redemption, purchase or other acquisition of any such shares;

            (v) any issuance or sale, or any contract entered into for the issuance or sale, of any shares of capital stock or securities convertible into or exercisable for shares of capital stock of the Company;

            (vi) any sale, assignment, pledge, encumbrance, transfer or other disposition of any tangible asset of the Company, or any sale, assignment, transfer or other disposition of any patents, trademarks, service marks, trade names, copyrights, licenses, franchises, know-how or any other intangible assets of the Company, other than in the ordinary course of business, consistent with past practice;

            (vii) any creation of any claim or other encumbrance on any property of the Company;

            (viii) any write-down of the value of any asset or inventory of the Company or any write-off as uncollectible of any accounts or notes receivable or any portion thereof, in either case, in excess of $25,000 in the aggregate;

            (ix) any cancellation of any debts or claims or any amendment, termination or waiver of any rights of value to the Company in excess of $25,000 in the aggregate;

            (x) any capital expenditure or commitment or addition to property, plant or equipment of the Company in excess of $25,000 in the aggregate;

            (xi) any general increase in the compensation of employees of the Company (including any increase pursuant to any bonus, pension, profit-sharing or other benefit or compensation plan, policy or arrangement or commitment), or any increase in any such compensation or bonus payable to any officer, shareholder, director, consultant or agent of the Company having an annual salary or remuneration in excess of $40,000;

            (xii) any material damage, destruction or loss (whether or not covered by insurance) affecting any asset or property of the Company with a current book value in excess of $5,000;

            (xiii) any change in the independent public accountants of the Company or in the accounting methods or accounting practices followed by the Company or any change in depreciation or amortization policies or rates;

            (xiv) any agreement or action not otherwise referred to in items
     (i) through (xiii) above entered into or taken that is material to the Company; or

            (xv) any agreement, whether in writing or otherwise, to take any of the actions specified in the foregoing items (i) through (xiv).

        (g) Assets, Property and Related Matters; Real Property. (i) Except as
            ---------------------------------------------------
set forth in Section 2.1(g)(i) of the Disclosure Schedule, the Company has good title to, or a valid leasehold interest in, as applicable, all of the assets reflected on the financial statements contained in Section 2.1(e) of the Disclosure Schedule, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind. Such assets (A) are in generally good operating condition and repair, subject to ordinary wear and tear and (B) constitute all of the properties, interests, assets and rights held for use or used in connection with the business of the Company and constitute all those necessary to continue to operate the business of the Company consistent with current and historical practice. All items of personal property owned by the Company with a current book value in excess of $5,000 are listed in Section 2.1(g)(i) of the Disclosure Schedule.

        (ii) Section 2.1(g)(ii) of the Disclosure Schedule sets forth a list and brief description of all real property and of all personal property owned or leased by the Company together with a brief description of (A) all buildings and other structures and material improvements located on such real property, (B) the use to which such property is being employed or, if not in use, for which it was intended, (C) the name of the lessor and requirement of consent of the lessor to an assignment of the Company's rights as lessee and (D) the termination date or notice requirement with respect to termination, annual rental and renewal or purchase options under such leases. The Company does not own any real property. With respect to property leased by the Company, (I) the Company is the owner and holder of all the leasehold interests and estates purported to be granted by such leases, (II) all leases to which the Company is a party are in full force and effect and constitute valid and binding obligations of the Company and, to the knowledge of the Company, of the other parties thereto, are enforceable in accordance with their terms, except insofar as the enforceability thereof may be limited by (x) applicable bankruptcy, insolvency, receivership, moratorium, and other similar laws affecting the rights of creditors generally, or (y) general principles of equity regardless of whether asserted in a proceeding in equity or at law, and (III) the Company has made available to Parent true and complete copies of all written leases and a written summary of the terms of all oral leases referred to in Section 2.1(g)(ii) of the Disclosure Schedule. There exists no default, or any event which upon notice or the passage of time, or both, would give rise to any default, in the performance by the Company or, to the knowledge of the Company, by any lessor under any lease. The Company has not, and to the knowledge of the Company, no other person has, granted any oral or written right to anyone other than the Company to lease, sublease or otherwise occupy any of the properties described in Section 2.1(g)(ii) of the Disclosure Schedule through the end of the applicable lease periods.

        (iii) To the knowledge of the Company, the real estate listed in Section 2.1(g)(ii) of the Disclosure Schedule and all appurtenances and improvements, as used, constructed or maintained by the Company at any time, conform in all material respects to applicable Federal, state, local and foreign laws and regulations. To the knowledge of the Company, the use of the buildings and structures located on such real property or any appurtenances or equipment does not violate any restrictive covenants or encroach on any property owned by others. No condemnation proceeding is pending or, to the knowledge of the Company, threatened which would preclude or impair the use of any such property by the Company for the uses for which they are intended.

        (h) Patents, Trademarks and Similar Rights. The Company owns or licenses
            --------------------------------------
all patents, trademarks, service marks, trade names and copyrights, in each case registered or unregistered, inventions, software (including documentation and object and source code listings), know-how, trade secrets and other intellectual property rights (collectively, the "Intellectual Property") used in its business as presently conducted. Section 2.1(h) of the Disclosure Schedule contains a list of all Intellectual Property owned and used by the Company and any Intellectual Property which is licensed for use by others. To the knowledge of the Company, no Intellectual Property infringes any rights owned or held by any other person. There is no pending or, to the knowledge of the Company, threatened claim or litigation against the Company contesting its right exclusively to use any Intellectual Property. To the knowledge of the Company, no person is infringing the rights of the Company in any Intellectual Property. To the knowledge of the Company, no product or service sold by the Company violates or infringes any intellectual property right owned or held by any other person. To the knowledge of the Company, in the case of commercially available "shrink-wrap" software programs (such as Lotus 1-2-3), neither the Company nor any of its employees has made or is using any unauthorized copies of any such software programs at any Company location.

        (i) Insurance. Section 2.1(i) of the Disclosure Schedule contains a true
            ---------
and complete list of all policies of casualty, liability, theft, fidelity, life and other forms of insurance held by the Company. True and complete copies of such policies have been delivered to Parent. All insurance policies are in the name of the Company, outstanding and in full force and effect, all premiums with respect to such policies are currently paid and such policies will not be affected by, or terminated or lapse by reason of, the transactions contemplated by this Agreement. The Company has not received notice of cancellation or termination of any such policy, nor has it been denied or had revoked or rescinded any policy of insurance, nor borrowed against any such policies. No claim under any such policy is pending.

        (j) Agreements, Etc. Section 2.1(j) of the Disclosure Schedule contains
            ---------------
a true and complete list of all written or oral contracts, agreements and other instruments to which the Company is a party (i) relating to indebtedness for money borrowed or capital leases, (ii) of duration of six months or more from the date hereof and not cancelable without penalty on 30 days or less notice,
(iii) relating to commitments in excess of $10,000, (iv) relating to the employment or compensation of any director, officer, employee, consultant or other agent of the Company, (v) relating to the sale or other disposition of any assets, properties or rights, (vi) relating to the lease or similar arrangement of any machinery, equipment, motor vehicles, furniture, fixture or similar property, (vii) between the Company and any shareholder of the Company or affiliates of any shareholder of the Company, (viii) that restricts the operation of the Company anywhere in the world or (ix) that is otherwise material to the Company or entered into other than in the ordinary course of business. The Company is not in default under any such agreement or instrument where such default could, singly or in the aggregate with defaults under other agreements or instruments, have a material adverse effect on the business, operations or condition of the Company (a "Company Adverse Effect"), and, to the knowledge of the Company, all such agreements or instruments are in full force and effect. The Sellers have furnished to Parent true and complete copies of all documents described in Section 3.1(j) of the Disclosure Schedule.

        (k) Litigation, Etc. Except as set forth in Section 2.1(k) of the
            ---------------
Disclosure Schedule, there have not been for the past five years, nor are there, any suits, actions, claims, investigations or legal or administrative or arbitration proceedings in respect of the Company, pending or, to the knowledge of the Company, threatened, whether at law or in equity, or before or by any Federal, foreign, state or municipal or other governmental department, commission, board, bureau, agency or instrumentality. There have not been for the past five years, nor are there, any judgments, decrees, injunctions or orders of any court, governmental department, commission, agency, instrumentality or arbitrator against the Company or any of its assets or properties.

        (l) Compliance; Governmental Authorizations. (i) The Company has
            ---------------------------------------
complied and is in compliance with all Federal, state, local and foreign laws, ordinances, regulations, interpretations and orders (including those relating to disposal of materials, environmental protection and occupational safety and health) applicable to the Company. The Company has all Federal, state, local and foreign governmental licenses and permits necessary to conduct its business as presently being conducted, which licenses and permits are set forth in Section 2.1(l) of the Disclosure Schedule. Such licenses and permits are in full force and effect, no violations are or have been recorded in respect of any thereof, no proceeding is pending or, to the knowledge of the Company, threatened, to revoke or limit any thereof, and the Company does not know of any basis for any such proceeding.

        (ii) There are no conditions relating to the Company or relating to the Company's ownership, use or maintenance of any real property previously owned or operated by the Company or any of its present or past affiliates, and the Sellers do not know or have reason to know of any such condition in respect of such real property not related to the ownership, use or maintenance, that could lead to any liability for violation of any Federal, state, county or local laws, regulations, orders or judgments relating to pollution or protection of the environment or any other applicable environmental, health or safety statutes, ordinances, orders, rules, regulations or requirements. The Company has received, handled, used, stored, treated, shipped and disposed of all hazardous or toxic materials, substances and wastes (whether or not on its properties or properties owned or operated by others) in compliance with all applicable environmental, health or safety statutes, ordinances, orders, rules, regulations or requirements.

        (m) Labor Relations; Employees. (i) Within the last five years, the
            --------------------------
Company has not experienced any labor disputes with, or any work stoppages by, a group of employees due to labor disagreements and, to the knowledge of the Company, there is no such dispute or work stoppage threatened against the Company. No employee of the Company is represented by any union or collective bargaining agent and, to the knowledge of the Company, there has been no union organizational effort in respect of any employees of the Company within the past five years.

        (ii) Section 2.1(m)(ii) of the Disclosure Schedule contains a list of each pension, retirement, savings, deferred compensation, and profit-sharing plan and each stock option, stock appreciation, stock purchase, performance share, bonus or other incentive plan, severance plan, health, group insurance or other welfare plan, or other similar plan and any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), under which the Company has any current or future obligation or liability or under which any employee or former employee (or beneficiary of any employee or former employee) of the Company has or may have any current or future right to benefits (the term "plan" shall include any contract, agreement, policy or understanding, each such plan being hereinafter referred to individually as a "Plan"). The Company has delivered to Parent true and complete copies of (A) each Plan, (B) the summary plan description for each Plan and (C) the latest annual report, if any, which has been filed with the IRS for each Plan. Each Plan intended to be tax qualified under Sections 401(a) and 501(a) of the Internal Revenue Code of 1986 (the "Code") has been determined by the IRS to be tax qualified under Sections 401(a) and 501(a) of the Code and, since such determination, no amendment to or failure to amend any such Plan adversely affects its tax qualified status. There has been no prohibited transaction within the meaning of Section 4975 of the Code and Section 406 of Title I of ERISA with respect to any Plan.

        (iii) No Plan is subject to the provisions of Section 412 of the Code or
Part 3 of Subtitle B of Title I of ERISA. No Plan is subject to Title IV of ERISA. During the past five years, neither the Company nor any business or entity controlling, controlled by, or under common control with the Company contributed to or was obliged to contribute to an employee pension plan that was subject to Title IV of ERISA.

        (iv) There are no actions, claims, lawsuits or arbitrations (other than routine claims for benefits) pending, or, to the knowledge of the Company, threatened, with respect to any Plan or the assets of any Plan, and the Company has no knowledge of any facts which could give rise to any such actions, claims, lawsuits or arbitrations (other than routine claims for benefits). The Company has satisfied all funding, compliance and reporting requirements for all Plans. With respect to each Plan, the Company has paid all contributions (including employee salary reduction contributions) and all insurance premiums that have become due and any such expense accrued but not yet due has been properly reflected in the financial information in Section 2.1(e) of the Disclosure Schedule.

        (v) Except as described in Section 2.1(m)(ii) of the Disclosure Schedule, no Plan provides or is required to provide, now or in the future, health, medical, dental, accident, disability, death or survivor benefits to or in respect of any person beyond termination of employment, except to the extent required under any state insurance law or under Part 6 of Subtitle B of Title I of ERISA and under Section 4980(B) of the Code. No Plan covers any individual other than an employee of the Company, other than dependents of employees under health and child care policies listed in Section 3.1(m)(ii) of the Disclosure Schedule and delivered to Parent.

        (vi) The consummation of the transactions contemplated by this Agreement will not (A) entitle any employee of the Company to severance pay or termination benefits for which Parent or any of its affiliates may become liable, (B) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee for which Parent or any of its affiliates may become liable or (C) obligate Parent or any of its affiliates to pay or otherwise be liable for any compensation, vacation days, pension contribution or other benefits to any employee, consultant or agent of the Company for periods before the Closing Date (other than any compensation, vacation, pension contribution or other similar benefit owed or accrued by the Company in the ordinary course of business) or for personnel whom Parent does not actually employ.

        (vii) The Company has made no representations or warranties (whether written or oral, express or implied) contractually or otherwise to any client or customer of the Company that Company's employees rendering services to such client or customer are not "leased employees" (within the meaning of Section 414(n) of the Code) or that such employees would not be required to participate under any pension benefit plan (within the meaning of Section 3(2) of ERISA) (a "Pension Benefit Plan") of such client or customer of the Company relating either to (A) providing benefits to employees of the Company under a Pension Benefit Plan of the Company or (B) making contributions to or reimbursing such client or customer for any contributions made to a Pension Benefit Plan of such client or customer on behalf of employees of the Company.

        (n) Accounts Receivable. Section 2.1(n) of the Disclosure Schedule
            -------------------
contains a true aged list of unpaid accounts and notes receivable owing to the Company as of December 31, 1996, all of which, to the Company's knowledge, are collectible in the ordinary course of business.

        (o) Customers. Section 2.1(o) of the Disclosure Schedule contains (i) a
            ---------
true and complete list of the customers of the Company for each of the years ended December 31, 1994, 1995 and 1996 and, as of the date hereof, any additions or deletions of customers from December 31, 1996 to the date of this Agreement,
(ii) a true and correct description of the effective date and expiration date and history of renewals for and revenue generated under contracts with each of the customers of the Company listed on Section 2.1(o) of the Disclosure Schedule, (iii) a true and complete list of all contracts pursuant to which the Company provides goods or services to its customers (the "Client Contracts") and
(iv) a true and correct description of (A) the terms and conditions of each verbal Client Contract, (B) any and all disputes or defaults arising under or with respect to the Client Contracts which could reasonably be expected to result in a client's termination of its contract with the Company or claim for damages, and (C) all loans or advances made by the Company to or on behalf of its customers, which description includes the date of such loan or advance and the principal balance outstanding as of the date of this Agreement under each such loan or advance. To the Company's knowledge, the Client Contracts are valid and enforceable in accordance with their respective terms with respect to the Company, and are valid and enforceable in accordance with their respective terms with respect to any other party thereto, in each case, except insofar as the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, receivership, moratorium, and other similar laws affecting the rights of creditors generally, or (ii) general principles of equity regardless of whether asserted in a proceeding in equity or at law. To the Company's knowledge, no customer of the Company intends to terminate, fail to renew or adversely modify any relationship with the Company.

        (p) Accounts Payable. Section 2.1(p) of the Disclosure Schedule contains
            ----------------
a true and complete list of all accounts payable of the Company as of December 31, 1996.

        (q) Related Party Transactions. Except as set forth in Section 2.1(q) of
            --------------------------
the Disclosure Schedule, no current or former partner, director, officer, employee or shareholder of the Company or any associate or affiliate (as defined in the rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) thereof, or any relative with a relationship of not more remote than first cousin of any of the foregoing, is presently, or during the 12-month period ending on the date hereof has been, (i) a party to any transaction with the Company (including, but not limited to, any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer, employee or shareholder or such associate) or (ii) to the knowledge of the Company, the direct or indirect owner of an interest in any corporation, firm, association or business organization which is a present (or potential) competitor, supplier or customer of the Company, nor does any such person receive income from any source other than the Company which relates to the Company's business or should properly accrue to the Company.

        (r) Billing and Collection Practices. (i) The current practices and
            --------------------------------
procedures of the Company with respect to (A) billing on behalf of customers,
(B) receiving and processing Medicare and Medicaid payments due to customers,
(C) holding and transfer of such payments and (D) the method of determining and collecting the fees received by the Company for services provided by providers and physicians participating in the Medicare or Medicaid programs are not in violation of the restriction on assignment as set forth in 42 U.S.C. Section 1395g(c), 42 U.S.C. Section 1395u(b)(6) and 42 U.S.C. Section 1396(a)(32), and
the regulations promulgated thereunder or similar provisions of any state Medicaid program.

        (ii) The Company is not engaged in any activity, whether alone or in concert with one or more of its clients, which would constitute a violation of any Federal laws or of the laws of any state where the Company does business or otherwise applicable to the Company (including (A) Federal antifraud and abuse or similar laws pertaining to Medicare, Medicaid, or any other Federal health or insurance program, (B) state laws pertaining to Medicaid or any other state health or insurance program, (C) state or Federal laws pertaining to billings to insurance companies, health maintenance organizations, and other managed care plans or to insurance fraud, and (D) Federal and state laws relating to collection agencies and the performance of collection services) prohibiting fraudulent, abusive or unlawful practices connected in any way with the provision of health care services, the billing for such services provided to a beneficiary of any state, Federal or private health or insurance program or credit collection services. Without limiting the generality of the foregoing, the Company has not, directly or indirectly, paid, offered to pay or agreed to pay, or solicited or received, any fee, commission, sum of money, property or other remuneration to or from any person which the Company knows or has reason to believe to have been illegal under 42 U.S.C. Section 1320a-7b(b) or any similar state law.

        (s) Tax Matters. The Company is a "small business corporation" and has
            -----------
maintained a valid election to be an "S" corporation under Subchapter S of the Code, and the equivalent provisions of all applicable state income tax statutes since January 5, 1990. All Federal, state, local and foreign tax returns and tax reports for periods ending on or prior to the Closing Date by the Company have been or will be filed, or a valid request for extension has been or will be filed with respect thereto, on a timely basis (including any extensions) with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed. All such returns and reports are and will be true, correct and complete in all material respects. All Federal, state, local and foreign income, profits, franchise, sales, use, occupation, property, excise, employment and other taxes (including interest, penalties and withholdings of tax) due from and payable by the Company on or prior to the Closing Date have been fully paid on a timely basis. The Company is not currently the beneficiary of any extension of time within which to file any tax return. Except as set forth in Section 2.1(s) of the Disclosure Schedule, no claim has ever been made in writing by an authority in a jurisdiction where the Company does not file tax returns that it is or may be subject to taxation by that jurisdiction. No issues have been raised in writing by the Internal Revenue Service (the "IRS") or any other taxing authority in connection with any tax return or report filed by the Company and there are no issues which, either individually or in the aggregate, could result in any liability for tax obligations of the

Company relating to periods ending on or before December 31, 1996 in excess of the accrued liability for taxes shown on the financial statements contained in
Section 2.1(e) of the Disclosure Schedule. No waivers of statutes of limitations have been given or requested with respect to the Company. No material differences exist between the amounts of the book basis and the tax basis of assets that are not accounted for by an accrual on the books of the Company for Federal income tax purposes. The Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company, and the IRS has proposed no adjustment or change in accounting method. The Company is not a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code. All transactions or methods of accounting that could give rise to an understatement of Federal income tax (within the meaning of Section 6661 of the Code for tax returns filed on or before December 31, 1990, and within the meaning of Section 6662 of the Code for tax returns filed after December 31, 1990) have been adequately disclosed on the tax returns in accordance with Section 6661(b)(2)(B) of the Code for tax returns filed on or prior to December 31, 1990, and in accordance with Section 6662(d)(2)(B) of the Code for tax returns filed after December 31, 1990. The Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code. The Company has complied (and until the Closing will comply) with all applicable laws relating to the payment and withholding of taxes (including withholding and reporting requirements under Section 1441 through 1464, 3401 through 3406, 6041 and 6049 of the Code and similar provisions under any other laws) and, within the time and in the manner prescribed by law, has withheld from wages, fees and other payments and paid over to the proper governmental or regulatory authorities all amounts required. No indebtedness of the Company is "corporate acquisition indebtedness" within the meaning of Section 279(b) of the Code. The Company has not at any time consented to have the provisions of Section 341(f)(2) of the Code apply to it.

        (t) Disclosure. There have been no events, transactions or information
            ----------
relating to the Company which have come to the attention of the Company which could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), assets, liabilities, operations, customer contracts or other customer arrangements management personnel, billings, revenues, earnings, business or prospects of the Company, other than general events prevailing throughout the medical billing services industry which similarly affect firms that directly compete in such industry. To the Company's knowledge, no representation or warranty of the Sellers contained in this Agreement, and no statement contained in any certificate, schedule, annex, list or other writing furnished to Parent, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

        (u) Bank Accounts; Powers-of-Attorney. (i) Section 2.1(u) of the
            ---------------------------------
Disclosure Schedule contains a true and complete list of (A) all bank accounts and safe deposit boxes of the Company and all persons who are signatories thereunder or who have access thereto and (B) the names of all persons holding general or special powers-of-attorney from the Company and a summary of the terms thereof.

        (ii) The Company has at all times held all customer funds in escrow or custody accounts with the banking institutions listed in Section 3.1(u) of the Disclosure Schedule and has maintained adequate accounting and security measures to ensure the proper collection, maintenance and disbursement of such funds. To the Company's knowledge, there have been no improper withdrawals or uses of customer funds held in such accounts.

        (v) Brokers. Except as set forth in Section 2.1(v) of the Disclosure
            -------
Schedule, no agent, broker, investment banker, person or firm acting on behalf of the Company or any stockholder of the Company or under the authority of the Company or any stockholder of the Company is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

        SECTION 2.2. Representations and Warranties of Subsidiary and Parent.
                     -------------------------------------------------------
Subsidiary and Parent jointly and severally represent and warrant to the Sellers as follows:

        (a) Organization, Standing and Power. Parent is a corporation duly
            --------------------------------
organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Parent is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary because of the property owned, leased or operated by it or because of the nature of its business as now being conducted. Parent has provided the Sellers with complete and correct copies of its Certificate of Incorporation and By-Laws.

        (b) Authority; Binding Agreements. The execution and delivery of this
            -----------------------------
Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent. Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and has duly executed and delivered this Agreement. This Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

        (c) Conflicts; Consents. The execution and delivery of this Agreement,
            -------------------
the consummation of the transactions contemplated hereby and compliance by Parent and Subsidiary with the other provisions hereof do not and will not (i) conflict with or result in a breach of the charter, by-laws or other constitutive documents of Parent or Subsidiary, (ii) conflict with or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the provisions of any note, bond, lease, mortgage, indenture, or any material license, franchise, permit, agreement or other instrument or obligation to which Parent or Subsidiary is a party, or by which Parent or Subsidiary or Parent's or Subsidiary's properties or assets, may be bound or affected, except for such conflict, breach or default as to which requisite waivers or consents shall be obtained before the Closing, or (iii) violate any law, statute, rule or regulation or order, writ, injunction or decree applicable to Parent or Subsidiary or Parent's or Subsidiary's properties or assets, except for any such violations that are immaterial to Parent and Subsidiary and Parent's and Subsidiary's properties and assets. No consent or approval by, or any notification of or filing with, any person is required in connection with the execution, delivery and performance by Parent or Subsidiary of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing with the SEC such reports under Sections 13 and 16 of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby and (ii) such filings as may be required under state securities or "blue sky" laws in connection with the issuance of the PSS Common Stock.

        (d) Capitalization. The authorized capital stock of Parent consists of
            --------------
100,000,000 shares of PSS Common Stock and 10,000,000 shares of preferred stock. At the close of business on January 28, 1997, (i) 9,156,101 shares of PSS Common Stock were issued and outstanding, (ii) no shares of PSS Common Stock were held by Parent in its treasury, (iii) 571,748 shares of PSS Common Stock were reserved for issuance upon exercise of outstanding employee stock options to purchase shares of PSS Common Stock, (iv) 385,752 shares of PSS Common Stock were reserved for issuance upon exercise of employee stock options that are not outstanding but may be issued in the future under Parent's 1996 Stock Option Plan and (v) 2,250 shares of PSS Common Stock were reserved for issuance upon exercise of employee stock options that are not outstanding but may be issued in the future under Synergistic Systems, Inc.'s 1996 Stock Option Plan. Except as set forth above, at the time of execution of this Agreement, no shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Parent are, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness or securities of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. Except as set forth above, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any of its subsidiaries is a party or by which any of them is bound obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or of any of its subsidiaries or obligating Parent or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding commitments, agreements, arrangements or undertakings of any kind obligating Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other voting securities of Parent or any of its subsidiaries. As of the date of this Agreement, the authorized capital stock of Subsidiary consists of 1,000 shares of common stock, par value $.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any liens.

        (e) SEC Documents; Financial Statements; No Undisclosed Liabilities.
            ---------------------------------------------------------------
Parent has filed all required reports, forms and other documents with the SEC upon and since the effectiveness of Parent's Registration Statement on Form S-1 for the initial public offering of Parent Common Stock on February 12, 1996 (the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be state therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments not material in scope or amount). Except as set forth in the Parent Filed SEC Documents (defined in
Section 3.2(f)), neither Parent nor any of its subsidiaries has any material liabilities or obligations required by generally accepted accounting principles to be recognized or disclosed on a consolidated balance sheet of Parent and its consolidated subsidiaries or in the notes thereto and which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Parent and its subsidiaries taken as a whole.

        (f) Absence of Certain Changes or Events. Except as disclosed in the
            ------------------------------------
Parent SEC Documents filed and publicly available prior to the date of this Agreement (the "Parent Filed SEC Documents"), since September 30, 1996, there has not been any material adverse change in Parent and its subsidiaries taken as a whole.

        (g) Litigation, Etc. Except as disclosed in the Parent Filed SEC
            ---------------
Documents, there are no suits, actions, claims, investigations or legal or administrative or arbitration proceedings in respect of Parent or any of its subsidiaries, pending or, to the knowledge of Parent, threatened, whether at law or in equity, or before or by any Federal, foreign, state or municipal or other governmental department, commission, board, bureau, agency or instrumentality that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Parent and its subsidiaries taken as a whole.

        (h) Compliance; Governmental Authorizations. Except as disclosed in the
            ---------------------------------------
Parent Filed SEC Documents, Parent has complied and is in compliance in all material respects with all Federal, state, local and foreign laws, ordinances, regulations, interpretations and order (including those relating to disposal of materials, environmental protection and occupational safety and health) applicable to Parent. Parent has all Federal, state, local and foreign governmental licenses and permits necessary to conduct its business as presently being conducted. Such licenses and permits are in full force and effect, no violations are or have been recorded in respect of any thereof, no proceeding is pending, or, to the knowledge of Parent, threatened, to revoke or limit any thereof, and the Seller does not know of any basis for any such proceeding.

        (i) Brokers. Except for Williams Financial, the fees and expenses of
            -------
which shall be paid by Parent, no agent, broker, investment banker, person or firm acting on behalf of Parent or Subsidiary or under the authority of Parent or Subsidiary is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

        (j) Billing and Collection Practices. (i) The current practices and
            --------------------------------
procedures of Parent with respect to (A) billing on behalf of customers, (B) receiving and processing Medicare and Medicaid payments due to customers, (C) holding and transfer of such payments and (D) the method of determining and collecting the fees received by Parent for services provided by providers and physicians participating in the Medicare or Medicaid programs are not in violation of the restriction on assignment as set forth in 42 U.S.C. Section 1395g(c), 42 U.S.C. Section 1395u(b)(6) and 42 U.S.C. Section 1396(a)(32), and
the regulations promulgated thereunder or similar provisions of any state Medicaid program, except where such violations, singly or in the aggregate, would not have a material adverse effect on the business, operations or condition of Parent (a "Parent Adverse Effect").

        (ii) Parent is not engaged in any activity, whether alone or in concert with one or more of its clients, which would constitute a violation of any Federal laws or of the laws of any state where Parent does business or otherwise applicable to Parent (including (A) Federal antifraud and abuse or similar laws pertaining to Medicare, Medicaid, or any other Federal health or insurance program, (B) state laws pertaining to Medicaid or any other state health or insurance program, (C) state or Federal laws pertaining to billings to insurance companies, health maintenance organizations, and other managed care plans or to insurance fraud, and (D) Federal and state laws relating to collection agencies and the performance of collection services) prohibiting fraudulent, abusive or unlawful practices connected in any way with the provision of health care services, the billing for such services provided to a beneficiary of any state, Federal or private health or insurance program or credit collection services, except where such violations, singly or in the aggregate, would not have a Parent Adverse Effect. Without limiting the generality of the foregoing, Parent has not, directly or indirectly, paid, offered to pay or agreed to pay, or solicited or received, any fee, commission, sum of money, property or other remuneration to or from any person which Parent knows or has reason to believe to have been illegal under 42 U.S.C. Section 1320a-7b(b) or any similar state law.

                                  ARTICLE III

                             Additional Agreements
                             ---------------------

        SECTION 3.1. Expenses. Each of Parent and Subsidiary shall pay its
                     --------
own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including, without limitation, the fees, costs and expenses of its financial advisors, accountants and counsel. The Purchase Price reflects an adjustment for the Sellers' and the Company's fees, costs and expenses set forth in Schedule 3.1 of the Disclosure Schedule. Sellers shall pay their own and the Company's fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including, without limitation, the reasonable fees, costs and expenses of their financial advisors, accountants and counsel, if any, which are not included in the fees, costs and expenses set forth in Schedule 3.1 of the Disclosure Schedule.

        SECTION 3.2. Conduct of Business. (a) From the date hereof until the
                     -------------------
Closing Date, except as otherwise consented to by Parent in writing, Sellers shall cause the Company to operate its business only in the ordinary course of business consistent with past practice.

        (b) Without limiting the generality of the foregoing, Sellers shall prohibit the Company, without the prior written consent of Parent, directly or indirectly, to cause or permit any state of affairs, action or omission described in clauses (i) through (xv) of Section 2.1(f).

        SECTION 3.3. Further Assurances. Each of the parties hereto agrees to
                     ------------------
use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable and to ensure that the conditions set forth in Article IV hereof are satisfied, insofar as such matters are within the control of any of them. In case at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties to this Agreement shall take or cause to be taken all such necessary action, including the execution and delivery of such further instruments and documents, as may be reasonably requested by any party for such purposes or otherwise to complete or perfect the transactions contemplated hereby.

        SECTION 3.4. No Shopping. From the date hereof until the earlier of (i)
                     -----------
the Closing Date and (ii) the date this Agreement is terminated in accordance with Section 6.2, no Seller shall, and no Seller shall permit the Company or any partner, director, officer or agent of the Company to, directly or indirectly, solicit or initiate, enter into or conduct, discussions concerning, or exchange information (including by way of furnishing information concerning the Company or its business) or enter into any negotiations concerning, or respond to any inquiries or solicit, receive, entertain or agree to any proposals for, the acquisition of the assets of, or any substantial part thereof, or a merger involving, the Company or the transfer of all or a substantial part of the capital stock of the Company to any person other than Parent or one of its affiliates. In addition, during such time period, no Seller shall authorize, direct or knowingly permit any employee or agent of the Company to do any of the foregoing and Sellers shall notify Parent of the identity of any person who approaches any Seller or the Company with respect to any of the foregoing.

        SECTION 3.5. Access and Information. From the date hereof until the
                     ----------------------
first to occur of the Closing Date and the termination of this Agreement, Sellers shall cause the Company to permit Parent and its representatives to make such investigation of the business, operations and properties of the Company as Parent deems necessary or desirable in connection with the transactions contemplated hereby. Such investigation shall include access to the respective directors, officers, employees, agents and representatives (including legal counsel and independent accountants) of the Company and the properties, books, records and commitments of the Company. Sellers shall furnish Parent and its representatives with such financial, operating and other data and information, and copies of documents with respect to the Company or any of the transactions contemplated hereby, as Parent shall from time to time request. Such access and investigation shall be made upon reasonable notice and at reasonable places and times. Such access and information shall not in any way affect or diminish any of the representations or warranties hereunder. Without limiting the foregoing, during such period, Sellers shall keep Parent informed as to the business and operations of the Company and shall consult with Parent with respect thereto as appropriate.

           SECTION 3.6. Confidentiality; Non-Competition. (a) Until Closing,
                        --------------------------------
Parent, Subsidiary and Sellers each agree that all financial or other information about Parent, the Company or any Seller, or other information of a confidential or proprietary nature, disclosed to the other at any time in connection with the proposed transaction shall be kept confidential by the party receiving such information and shall not be disclosed to any person or used by the receiving party (other than to its agents or employees or in connection with the transactions contemplated by this Agreement) except: (i) with the prior written consent of the disclosing party; (ii) as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange (including the Nasdaq National Market); (iii) such information which may have been acquired or obtained by such party (other than through disclosure by the other party in connection with the transaction contemplated by this Agreement); or (iv) such information which is or becomes generally available to the public other than as a result of a violation of this provision. Sellers shall be bound by the terms of this paragraph (a) for a period of five years after Closing.

        (b) Each Seller hereby acknowledges and recognizes such parties' possession of confidential or proprietary information and the highly competitive nature of the business of the Company and accordingly agrees that, in consideration of Parent and Subsidiary entering into this Agreement and the other transactions contemplated hereby and the premises contained herein, such Seller will not, from and after the date of the Closing for a period of five years after the date of the Closing, for any reason whatsoever, either individually or as an officer, director, stockholder, partner, agent or principal of another business firm, (i) directly or indirectly engage in the United States in any competitive business (including seeking or accepting employment with a client of the Company or any of its affiliates), (ii) assist others in engaging in any competitive business in the manner described in the foregoing clause (i), (iii) solicit, professionally contact or provide medical billing, accounts receivable, accounting, collection agency, financial or consulting services to any Client Account or (iv) induce employees of the Company, Parent or any affiliate of Parent to terminate their employment with the Company, Parent or such affiliate, as the case may be, or hire any employees of the Company, Parent or any other affiliate of Parent to work with any Seller or any company or business affiliated with any Seller.

        For purposes of this Agreement, "Client Account" means (i) all clients and/or accounts serviced by the Company, any of its affiliates, any Seller (if employed by the Company) or the Company's or its affiliates' other employees during the period of time Sellers have any obligations under this Section 3.6(b), including all clients and/or accounts (if any) acquired by any Seller due to such Seller's efforts during the term of such Seller's employment (if any) with the Company or any of its affiliates and (ii) all businesses or individuals who have been contacted by any Seller or the Company or any of its affiliates with a view toward having such business or entity retain the Company or any of its affiliates to provide services or are known to any Seller as a result of his employment (if any) with the Company.

        (c) In the event of a breach or threatened breach by any party of the provisions of this Section 3.6, the non-breaching party shall be entitled to an injunction restraining such party from such breach. Nothing contained in this paragraph (c) or elsewhere in this Agreement shall be construed as prohibiting the non-breaching party from pursuing any other remedies available at law or equity for such breach or threatened breach of this Agreement nor limiting the amount of damages recoverable in the event of a breach or threatened breach by any party of the provisions of this Section. Without limiting the generality of the foregoing, Sellers acknowledge that, in the event of a breach or threatened breach by any Seller of any of the provisions of paragraph (b) of this Section 3.6, Parent's and Subsidiary's damages may exceed the amount paid to Sellers (singly or in the aggregate) in consideration of their covenants set forth in such paragraph (b).

        SECTION 3.7. Releases; Prior Compensation. Each Seller agrees and
                     ----------------------------
acknowledges that he or she has been paid in full for all services rendered to the Company prior to the date hereof and has no outstanding claims against the Company for any amounts arising because of such employment or otherwise. Sellers hereby release the Company and all of the Company's affiliates from all rights any Seller may have to acquire any securities of the Company and all actions, suits, debts, promises, agreements, damages, demands or claims of any kind whatsoever arising from any event or action prior to the date hereof that any Seller had, has or may in the future have against the Company, except for the matters arising under this Agreement or related to the transactions contemplated hereby.

        SECTION 3.8. Nasdaq. Parent shall use its reasonable best efforts to
                     ------
have the PSS Common Stock to be issued to Sellers pursuant to this Agreement approved for listing on the National Association of Securities Dealers, Inc. Automated Quotations System (the "Nasdaq National Market"), subject to official notice of issuance.

        SECTION 3.9. Public Announcements. Parent, on the one hand, and Sellers,
                     --------------------
on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or the Nasdaq National Market.

        SECTION 3.10. Tax Matters. (a) (i) Parent (to the extent necessary),
                      -----------
Subsidiary and each Seller shall join in making timely and irrevocable elections under Section 338(h)(10) of the Code and, if permissible, similar elections under any applicable state or local income tax laws, with respect to the Company. In such event, each Seller, Parent and Subsidiary shall report the transaction consistent with such elections under Section 338(h)(10) of the Code or any similar state or local tax provision (the "Elections") and shall take no position contrary thereto unless and to the extent required to do so pursuant to a determination (as defined in Section 1313(a) of the Code or any similar state or local tax provision). Each Seller agrees that he or she shall pay, and indemnify the Company and Parent for, any federal, state and local income taxes resulting from the Elections.

        (ii) Each Seller, Parent and Subsidiary shall execute as soon as practicable after the Closing any and all forms necessary to effectuate the Elections (including IRS Form 8023-A and any similar forms under state and local income tax laws that permit an Election similar to that of Section 338(h)(10) of the Code (the "Section 338 Forms")). Each Seller, Parent and Subsidiary shall cause the Section 338 Forms to be duly executed by an authorized person and shall duly and timely file the Section 338 Forms in accordance with applicable tax laws and the terms of this Agreement.

        (iii) Each Seller, Parent and Subsidiary agrees to allocate the Aggregate Deemed Sale Price (as defined under applicable Treasury Regulations) of the assets of the Company as set forth in a schedule that will be generated with the assistance of Deloitte & Touche, Parent's accountants, within 60 days after the Closing Date, in accordance with the guidelines of the IRS, which schedule shall reflect an allocation agreed to by the parties. Each Seller, Parent and Subsidiary will reflect such allocation in all applicable tax returns filed by any of them, including but not limited to the Section 338 Forms. Each Seller, Parent and Subsidiary will not take a position before any taxing authority or otherwise (including in any tax return) inconsistent with such allocation unless and to the extent required to do so pursuant to a determination (as defined in Section 1313(a) of the Code or any similar state or local law).

        (b) Sellers shall be responsible for all transfer, excise, stamp, sales, use, recording or similar taxes or fees arising out of the sale, transfer, conveyance or assignment of the Shares by Sellers and the transactions contemplated hereby. Sellers shall make any required filings under applicable law.

        (c) (i) Sellers shall be liable for and shall indemnify Parent and the Company for taxes of the Company for any taxable years or periods that ends on or before the Closing Date and, with respect to any taxable years or periods beginning before and ending after the Closing, the portion of such taxable years ending on and including the Closing Date.

        (ii) Parent and the Company shall be liable for and shall indemnify Sellers for taxes of the Company for any taxable years or periods that begins after the Closing Date and, with respect to any taxable years or periods beginning before and ending after the Closing, the portion of the taxable years beginning on the day after the Closing Date.

        (iii) For purposes of subparagraphs (c)(i) and (ii) above, whenever it is necessary to determine the liability for taxes of the Company for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of such taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date, shall be determined by assuming that the Company had a taxable year or period which ended at the close of business on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned based on the number of days in the year elapsed to and including the Closing Date.

        (d) Any payment by Sellers or Parent under this Section 3.10 will be treated for tax purposes as an adjustment to the Purchase Price.

        (e) Sellers shall cause the Company to file when due all tax returns that are required to be filed by the Company for taxable years or periods ending on or before the Closing Date, and Parent shall file or cause to be filed when due all other tax returns that are required to be filed by or with respect to the Company.

        (f) After the Closing Date, each Seller and Parent shall:

        (i) assist in all reasonable respects (and cause their respective affiliates to assist) the other party in preparing any tax returns or reports which such other party is responsible for preparing and filing in accordance with this Section 3.10;

        (ii) cooperate (and cause their respective affiliates to cooperate) in all reasonable respects in preparing for any audits of, or disputes with taxing authorities regarding, and tax returns of the Company;

        (iii) make available to the other (and cause their respective affiliates to make available) as reasonably requested all information, records and documents relating to taxes of the Company;

        (iv) provide (and cause their respective affiliates to provide) timely notice to the other in writing of any pending or threatened tax audit or assessments of any of the Company for taxable periods for which the other may have a liability under this Section 3.10; and

        (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any such taxable period.

        (g) (i) Parent shall notify Sellers in writing upon receipt by Parent or any of the Company of notice of any pending or threatened Federal, state, local or foreign tax audits or assessments which may materially affect the tax liabilities of the Company for which Sellers would be required to indemnify Parent and the Company.

        (ii) Sellers shall notify Parent in writing upon receipt by Sellers of notice of any pending or threatened federal, state, local or foreign tax audits or assessments which may materially affect the tax liabilities of the Company for which Parent and the Company would be required to indemnify Sellers.

        SECTION 3.11. Obligations of Subsidiary. Parent will take all action
                      -------------------------
necessary to cause Subsidiary to perform its obligations under this Agreement.

        SECTION 3.12. Transition Services. In addition to their obligations
                      -------------------
under Section 3.3, commencing on the Closing Date and ending on the first anniversary thereof, each of Hamid Mirafzali and Shadan Mirafzali shall provide such assistance as Subsidiary or Parent may reasonably request in connection with the transition of the business of the Company to ownership (direct and indirect) by Subsidiary and Parent. Such assistance may include assisting Subsidiary or Parent in locating Company records, advising on the Company's business practices, communicating with clients of the Company, communicating with employees and vendors of the Company and modifying the Company's accounting and information systems.

                                  ARTICLE IV

                             Conditions Precedent
                             --------------------

        SECTION 4.1. Conditions to Obligations of Parent and Subsidiary. The
                     --------------------------------------------------
obligations of Parent and Subsidiary to perform this Agreement are subject to the satisfaction or waiver of the following conditions unless waived by Parent or Subsidiary:

        (a) Authorization. All actions necessary to authorize the execution,
            -------------
delivery and performance of this Agreement and the other agreements and documents to which any Seller is a party as contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by Sellers and Sellers shall have full power and authority to enter into and deliver such agreements and to consummate the transactions contemplated hereby and thereby.

        (b) Representations and Warranties. The representations and warranties
            ------------------------------
of Sellers contained herein shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, and Sellers shall have performed and complied with all covenants and agreements required to be performed or complied with on or prior to the Closing Date. As of the Closing Date, there shall have been no material adverse change in the condition (financial or otherwise), assets, liabilities, operations, customer contracts or other customer arrangements, management personnel, billings, revenues, earnings, business or prospects of the Company.

        (c) Consents, Amendments and Terminations. Parent shall have received
            -------------------------------------
duly executed and delivered copies of all waivers, consents, terminations and approvals contemplated by Sections 2.1(d) and 2.1(j) and Section 2.1 (d) of the Disclosure Schedule, all in form and substance reasonably satisfactory to Parent.

        (d) Certificates. Parent shall have received a certificate of the chief
            ------------
executive officer of the Company and a certificate of each Seller, each in substantially the form of Exhibit A.

        (e) Opinion of Counsel. Parent shall have received the opinion dated the
            ------------------
Closing Date of Dykema Gossett PLLC, counsel to Sellers and the Company, in substantially the form of Exhibit B.

        (f) Employment Agreement. Hamid Mirafzali shall have executed and
            --------------------
delivered to Parent an Employment Agreement, in the form of Exhibit C.

        (g) Consulting Agreement. Shadan Mirafzali shall have executed and
            --------------------
delivered to Parent a Consulting Agreement, in the form of Exhibit D.

        (h) Investment Letter. Each Seller shall have duly executed and
            -----------------
delivered to Parent the Investment Letter, in substantially the form of Exhibit E.

        (i) Corporate Directors and Officers. The composition of the directors
            --------------------------------
and officers of the Company shall be as requested by Parent, effective as of the Closing Date.

        (j) Share Certificates and Corporation Records. Parent shall have
            ------------------------------------------
received certificates representing all of the Shares, together with stock powers duly endorsed for transfer to Subsidiary, and Parent shall have received the complete stock ledgers, minute books and similar corporate records of the Company.

        (k) Other Documents. Parent and Subsidiary shall have received such
            ---------------
other documents, certificates or instruments as they may reasonably request.

        SECTION 4.2. Conditions to Obligations of Sellers. The obligations of
                     ------------------------------------
Sellers to perform this Agreement are subject to the satisfaction of the following conditions unless waived by Sellers:

        (a) Authorization. All actions necessary to authorize the execution,
            -------------
delivery and performance of this Agreement and the other agreements and documents to which Parent or Subsidiary is a party as contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by Parent and Subsidiary, as the case may be, and Parent and Subsidiary shall have full power and authority to enter into and deliver such agreements and to consummate transactions contemplated hereby and thereby, as applicable.

        (b) Representations and Warranties. The representations and warranties
            ------------------------------
of Parent and Subsidiary contained herein shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, and Parent and

Subsidiary shall have performed and complied with all covenants and agreements required to be performed or complied with on or prior to the Closing Date.

        (c) Registration Rights Agreement. Parent shall have duly executed and
            -----------------------------
delivered to Sellers the Registration Rights Agreement, in substantially the form of Exhibit F.

        (d) Employment Agreement. Parent shall have executed and delivered to
            --------------------
Hamid Mirafzali an Employment Agreement, in the form of Exhibit C.

        (e) Consulting Agreement. Subsidiary shall have executed and delivered
            --------------------
to Parent a Consulting Agreement, in the form of Exhibit D.

        (f) Certificate. Sellers shall have received a certificate of the
            -----------
President or a Vice President of Parent and Subsidiary confirming the matters set forth in Section 4.2(b) in form and substance reasonably satisfactory to Sellers.

        (g) Opinion of Counsel. Sellers shall have received the opinion dated
            ------------------
the Closing Date of Howard, Darby & Levin, counsel to Parent, in substantially the form of Exhibit G.

        (h) Purchase Price. Noncompete Payment and Transferred Common Stock.
            --------------
Sellers shall have received, pursuant to Section 1.2, the cash portion of the Purchase Price payable on the Closing Date.

        (i) Other Documents. Sellers shall have received such other documents,
            ---------------
certificates or instruments as it may reasonably request.

                                   ARTICLE V

                                   Indemnity
                                   ---------

        SECTION 5.1. Indemnification. (a) Sellers jointly and severally
                     ---------------
indemnify and hold harmless Parent, Subsidiary and their respective affiliates, directors, officers, employees and other agents and representatives (collectively, the "Parent Indemnified Parties") from and against any and all liabilities, judgments, claims, settlements, losses, damages, fees, liens, taxes, penalties, obligations and expenses (collectively, "Losses") incurred or suffered by any such person arising from, by reason of or in connection with:

            (i) any misrepresentation or breach of any representation, warranty or agreement of any Seller contained in this Agreement or in any certificate or other document delivered by any Seller on behalf of the Company by any Seller hereunder;

            (ii) the conduct of the business or other operations of the Company before or on the Closing Date or any condition existing relating to product or environmental liability prior to the Closing Date;

            (iii) the non-fulfillment by any Seller of any agreement made by any Seller in this Agreement;

            (iv) the failure of any Seller to comply with any federal, state or local tax laws applicable to the transactions contemplated by this Agreement; and

            (v) any and all actions, suits, proceedings, demands, judgments, costs and legal and other expenses incident to any of the matters referred to in clauses (i) through (iv) of this Section 5.1(a).

        (b) Parent and Subsidiary jointly and severally indemnify and hold harmless Sellers, and their respective agents and representatives (collectively, the "Seller Indemnified Parties"), from and against any and all Losses incurred or suffered by any such person arising from, by reason of or in connection with:

            (i) any misrepresentation or breach of any representation, warranty or agreement of Parent or Subsidiary contained in this Agreement or in any certificate or other document delivered by Parent or Subsidiary hereunder;

            (ii) to the extent that any such Loss is incurred or suffered by such Seller solely in such Seller's capacity as a former stockholder of the Company, the conduct of the business or other operations of the Company after the Closing Date or any condition arising after the Closing Date relating to product or environmental liability;

            (iii) the non-fulfillment by Parent or Subsidiary of any agreement made by it in this Agreement; and

            (iv) any and all actions, suits, proceedings, demands, judgments, costs and legal and other expenses incident to any of the matters referred to in clauses (i) and (iii) of this Section 5.1(b).

        (c) Indemnification Procedure. If any claim or litigation that might
            -------------------------
give rise to any obligation of a party under the indemnity and reimbursement provisions of this Agreement (each an "Indemnifying Party") shall come to the attention of any Parent Indemnified Party or any Seller Indemnified Party seeking indemnification hereunder (the "Indemnified Party"), the Indemnified Party shall notify in writing promptly the Indemnifying Party of the existence and amount thereof; provided, that a Parent Indemnified Party shall be required to notify only Hamid Mirafzali (the "Representative"). Failure to give any such notice shall not prejudice the rights of the Indemnified Party, except to the extent that the Indemnifying Party shall have been materially prejudiced by such failure. The Indemnifying Party (or, if the Sellers are the Indemnifying Parties, the

Representative) shall be entitled to participate in and, if (i) in the judgment of the Indemnified Party (or, in the case of a Seller Indemnified Party, of the Representative) such claim can properly be resolved by money damages alone and the Indemnifying Party has the financial resources to pay such damages and (ii) the Indemnifying Party (or, if the Sellers are the Indemnifying Parties, the Representative) admits that this indemnity fully covers the claim or litigation, the Indemnifying Party (or, if the Sellers are the Indemnifying Parties, the Representative) shall be entitled to direct the defense of any claim at its or his expense, but such defense shall be conducted by legal counsel reasonably acceptable to the Indemnified Party (or, in the case of a Seller Indemnified Party, to the Representative). It is understood that the Indemnifying Party shall not, in connection with any action or related actions in the same jurisdiction, be liable for the fees and disbursements of more than one separate firm qualified in such jurisdiction to act as counsel for the Indemnified Party; it being further understood that the Sellers collectively shall be considered one Indemnified Party for purposes of this sentence. No Indemnifying Party, in the defense of any claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

        (d) Parent and Subsidary may, and may direct the Company to, set off against any amounts due to any Seller (including amounts due such Seller under any employment or consulting agreement with such Seller), the amount of any indemnity to which Parent or Subsidiary becomes entitled under this Agreement; provided that Parent or Subsidiary may exercise this right of setoff only following an adjudication as to the liability of Sellers. The obligations of a Seller under this Section 5.1 for any claim to indemnity shall be reduced by the amount (if any) that Parent or Subsidiary so sets off for such claim.

        (e) No indemnity shall be payable under subparagraph (a)(iv) of this
Section 5.1 with respect to Losses that are indemnifiable under Section 3.10.

        SECTION 5.2. Limitations. (a) The indemnification and reimbursement
                     -----------
obligations under Section 5.1 shall expire on the first anniversary of the Closing Date (the "Expiration Date"), except as to any claims for, or any claims that may result in, any liability, judgment, claim, settlement, loss, damage, fee, lien, tax, penalty, obligation or expense for which indemnity may be sought hereunder of which the Indemnifying Party (or the Representative) has received written notice from the Indemnified Party on or before the Expiration Date.

        (b) Sellers' obligations under Section 5.1 shall not exceed, in the aggregate, $1,600,000. Parent's and Subsidiary's obligations under Section 5.1 shall not exceed, in the aggregate, $1,600,000.

        (c) Sellers shall only be liable to the Parent Indemnified Parties for Losses with respect to the matters described in Section 5.1 if any such Losses exceed, in the aggregate, $250,000 in which case Sellers shall be liable, to the extent provided in this Agreement, for any and all such Losses. Parent shall only be liable to the Seller Indemnified Parties for Losses with respect to the matters described in Section 5.1 if any such Losses exceed, in the aggregate, $250,000 in which case Parent shall be liable, to the extent provided in this Agreement, for any and all such Losses.

        (d) The amount of any indemnification or reimbursement payment required pursuant to this Agreement shall be determined taking into account any hypothetical tax liability resulting from the receipt of the indemnity payment and any hypothetical tax benefit resulting from the payment or incurrence of taxes giving rise to the indemnity payment, as determined by Parent, acting reasonably and in good faith.

        (e) The amount of any indemnification or reimbursement payment required pursuant to this Agreement shall be reduced by the amount of any insurance recoveries actually received by the Indemnified Party. In the event that any claim for indemnification asserted hereunder is, or may be, the subject of the Company's or any party's hereto insurance or other right to indemnification or contribution from any third party (a "Third Party Contributor"), the Indemnified Party agrees to promptly notify the applicable insurance carrier of such claim and tender defense thereof to such carrier, and shall also promptly notify any potential Third Party Contributor. Each Indemnified Party shall pursue, at the cost and expense of the Indemnifying Party, such claims diligently and to reasonably cooperate, at the cost and expense of the Indemnifying Party, with each such insurance carrier and Third Party Contributor, and to make no claim for indemnification hereunder for a period of 180 days after making a claim for such insurance or contribution. If insurance coverage or contribution is denied, or if no resolution of an insurance or contribution claim shall have occurred within such 180 days, the Indemnified Party may proceed for indemnification hereunder, and such Indemnifying Party shall be subrogated to the rights of the Indemnified Party against such insurance carrier.


        SECTION 5.3. Exclusive Remedies. After the Closing, the remedies
                     ------------------
contained in this Article V shall be the exclusive remedies available to any party under this Agreement, except in connection with allegations of fraud and as set forth in Section 3.10; provided that the foregoing shall not limit the parties' respective rights to seek specific performance or other injunctive relief pursuant to the express provisions of this Agreement.

                                  ARTICLE VI

                                 Miscellaneous
                                 -------------

        SECTION 6.1. Entire Agreement. This Agreement and the schedules and
                     ----------------
exhibits hereto contain the entire agreement among the parties with respect to the transactions contemplated by this Agreement and supersede all prior agreements or understandings among the parties.

        SECTION 6.2. Termination. (a) This Agreement shall terminate on the
                     -----------
earlier to occur of any of the following events:

           (i) the mutual written agreement of Parent and the Sellers;

           (ii) by written notice of Parent or the Sellers to the other party hereto, if the Closing shall not have occurred prior to 12:00 midnight, Eastern time, on February 28, 1997;

           (iii) by written notice of Parent to the Sellers, if the Sellers shall have materially breached any of its representations, warranties or agreements contained herein; or

           (iv) by written notice of the Sellers to Parent, if either Parent or Subsidiary shall have materially breached any of its representations, warranties or agreements contained herein.

        (b) Nothing in this Section shall relieve any party of any liability for a breach of this Agreement prior to the termination hereof. Except as aforesaid, upon the termination of this Agreement, all rights and obligations of the parties under this Agreement shall terminate, except their obligations under Sections 3.1, 3.6(a), 3.9 and Article V.

        SECTION 6.3. Descriptive Headings; Certain Interpretations. (a)
                     ---------------------------------------------
Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

        (b) Whenever any party makes any representation, warranty or other statement to such party's knowledge, such party shall be deemed to have made due inquiry into the subject matter of such representation, warranty or other statement.

        (c) Except as otherwise expressly provided in this Agreement, the following rules of interpretation apply to this Agreement: (i) the singular includes the plural and the plural includes the singular; (ii) "or" and "any" are not exclusive and "include" and "including" are not limiting; (iii) a reference to any agreement or other contract includes permitted supplements and amendments; (iv) a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder; (v) a reference to a person includes its permitted successors and assigns; (vi) a reference to generally accepted accounting principles refers to United States generally accepted accounting principles; (vii) a reference in this Agreement to an Article, Section, Exhibit or Schedule is to the Article, Section, Exhibit or Schedule of this Agreement; and (viii) "to the knowledge of the Company", or words of similar effect, means the actual knowledge, after due investigation, of any of Hamid Mirafzali, Shadan Mirafzali, Terrence Walsh, Steven Berman, Pamela Cliff, Timothy Brice, or Donna Perry.

        SECTION 6.4. Notices. All notices, requests and other communications to
                     -------
any party hereunder shall be in writing and sufficient if delivered personally or sent by telecopy (with confirmation of receipt) or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Parent or Subsidiary, to:

              Physician Support Systems, Inc.
              Route 230 and Eby-Chiques Road
              Mt. Joy, Pennsylvania 17552
              Telecopy:  717-653-8261
              Attention: Peter W. Gilson
                         Hamilton F. Potter III

             David S. Geller

with a copy to:

             Howard, Darby & Levin
             1330 Avenue of the Americas
             New York, New York  10019
             Telecopy:   212-841-1010
             Attention:  Kelly Vance, Esq.

If to the Sellers to:

             Hamid Mirafzali
             505 East Huron Street #804
             Ann Arbor, Michigan 48104

with a copy to:

             Dykema Gossett PLLC
             400 Renaissance Center
             Detroit, Michigan  48234-1668
             Telecopy:  313-568-6915
             Attention: Paul R. Rentenbach, Esq.

or to such other address or telecopy number as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Each such notice, request or communication shall be effective when received or, if given by mail, when delivered at the address specified in this Section or on the fifth business day following the date on which such communication is posted, whichever occurs first.

        SECTION 6.5. Counterparts. This Agreement may be executed in any number
                     ------------
of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

        SECTION 6.6. Survival. All representations and warranties, agreements
                     --------
and covenants contained herein or in any document delivered pursuant hereto or in connection herewith (unless otherwise expressly provided herein or therein) shall survive the Closing and shall remain in full force and effect until the Expiration Date.

        SECTION 6.7. Benefits of Agreement. All of the terms and provisions of
                     ---------------------
this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement is for the sole benefit of the parties hereto and not for the benefit of any third party.

        SECTION 6.8. Amendments and Waivers. No modification, amendment or
                     ----------------------
waiver of any provision of, or consent required by, this Agreement, nor any consent to any departure herefrom, shall be effective unless it is in writing and signed by the parties hereto. Such modification, amendment, waiver or consent shall be effective only in the specific instance and for the purpose for which given.

        SECTION 6.9. Assignment. This Agreement and the rights and obligations
                     ----------
hereunder shall not be assignable or transferrable by any party hereto without the prior written consent of the other parties hereto. Any instrument purporting to make such assignment shall be void.

        SECTION 6.10. Enforceability. It is the desire and intent of the parties
                      --------------
hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

        SECTION 6.11. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND
                      -------------
CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MICHIGAN, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

        In witness whereof, each of the parties has caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                   Physician Support Systems, Inc.


                                   By:  /s/ Hamilton F. Potter III
                                       -----------------------------------
                                       Name:  Hamilton F. Potter III
                                       Title:    Executive Vice President

                                   PSI Acquisition Corp.



                                   By:  /s/ Hamilton F. Potter III
                                       -----------------------------------
                                       Name:  Hamilton F. Potter III
                                       Title:    Vice President

                                   Sellers:


                                     /s/ Hamid Mirafzali
                                   --------------------------------------
                                     Hamid Mirafzali


                                     /s/ Shadan Mirafzali
                                   --------------------------------------
                                     Shadan Mirafzali


                                     /s/ Nader J. Samii
                                   --------------------------------------
                                     Nader J. Samii, as Independent Trustee
                                     of the Neda Mirafzali Family Trust Dated
                                     November 4, 1996



                                     /s/ Nader J. Samii
                                   --------------------------------------
                                     Nader J. Samii, as Independent Trustee
                                     of the Leela Mirafzali Family Trust Dated
                                     November 4, 1996